Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
December 6, 2011

Oxford Industries Reports Third Quarter Results

— Sales increase of 22% on inclusion of Lilly Pulitzer, growth in Tommy Bahama —

— Adjusted EPS of $0.16, ahead of Company’s estimate —

— Company increases full year Adjusted EPS outlook —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2011 third quarter, which ended October 29, 2011. Consolidated net sales were $170.3 million in the third quarter of fiscal 2011 compared to $139.6 million in the third quarter of fiscal 2010. On an adjusted basis, earnings from continuing operations per diluted share were $0.16 compared to $0.07 in the third quarter of fiscal 2010. The adjusted earnings per share exclude the impact of the repurchase of a portion of the Company’s senior secured notes, purchase accounting charges and LIFO accounting adjustments. The Company noted that operating results for Lilly Pulitzer, which was acquired in December 2010, were not included in the Company’s prior year results.

On a U.S. GAAP basis, earnings from continuing operations per diluted share were $0.10 in the third quarter of fiscal 2011 compared to $0.08 in the same period of the prior year. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “We are very pleased with the results that we delivered for the third quarter.  While the third quarter remains our smallest, our results exceeded both our prior year and our plan.  We continue to develop a more meaningful fall seasonal business, particularly in Tommy Bahama, with positive momentum in all channels of distribution.”

Mr. Lanier concluded, “We have also been delighted with the results we are achieving during the early part of the very important holiday selling season. Our retail stores as well as our e-commerce websites are performing very well and, as a result, we are increasing our adjusted EPS estimate from continuing operations for the year from a range of $2.20 - $2.30 to $2.30 - $2.35”

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Operating Results

Tommy Bahama reported strong results with increases in both sales and operating income. Net sales for the third quarter of fiscal 2011 were $92.5 million compared to $81.1 million in the third quarter of fiscal 2010. The 14% increase in net sales was attributable to higher retail sales, including high single-digit comparable store sales increases and revenues associated with additional retail stores, continued growth in e-commerce sales and an increase in wholesale sales. At the end of the third quarter, Tommy Bahama operated 94 retail stores, including 63 full-price stores, 13 restaurant-retail locations and 18 outlet stores. This compares to 86 retail stores on October 30, 2010.

Tommy Bahama’s operating income for the third quarter of fiscal 2011 was $4.6 million compared to $3.4 million in the third quarter of fiscal 2010. The increase in operating income was primarily due to the higher sales partially offset by increased SG&A associated with the costs of operating additional retail stores.

While the third quarter is Lilly Pulitzer’s smallest quarter, its net sales of $16.7 million represented a 17.2% increase over the same period last year. Lilly Pulitzer reported an operating loss of $0.4 million, which was negatively impacted by a $0.6 million purchase accounting charge related to the change in the fair value of contingent consideration. At the end of the third quarter, Lilly Pulitzer operated 16 full-price retail stores.

Ben Sherman reported net sales of $25.2 million for the third quarter of fiscal 2011 compared to $25.5 million in the third quarter of fiscal 2010. Ben Sherman reported operating income of $0.3 million in the third quarter of fiscal 2011 compared to operating income of $1.7 million in the third quarter of fiscal 2010. The lower operating results were primarily due to gross margin erosion resulting from increased product costs and lower royalty income. At the end of the third quarter, Ben Sherman operated 13 full-price retail stores, including six in the United Kingdom, five in the United States and two in Germany. Ben Sherman also operated four outlet stores in the United Kingdom and one in the Netherlands.

Net sales for Lanier Clothes were $33.1 million in the third quarter of fiscal 2011 compared to $30.8 million in the third quarter of fiscal 2010. Operating income in the third quarter of fiscal 2011 was $4.3 million compared to operating income of $5.3 million in the third quarter of fiscal 2010, with the decrease primarily due to the impact of gross margin pressures and higher SG&A.

Corporate and Other reported an operating loss of $2.1 million for the third quarter of fiscal 2011 compared to an operating loss of $4.0 million in the third quarter of fiscal 2010. The improved results were primarily due to lower incentive and stock compensation costs and income from transition service fees, which were partially offset by the net impact of LIFO accounting.  The lower incentive compensation cost was due to a shift in earnings distribution among quarters as a result of the acquisition of Lilly Pulitzer and the disposal of the Oxford Apparel Group. Total incentive compensation cost for fiscal 2011 is expected to be relatively flat with last year.

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Consolidated gross margins for the third quarter of fiscal 2011 were 52.1% compared to 52.8% in the third quarter of fiscal 2010. Consolidated gross margins were slightly lower in the third quarter of fiscal 2011 compared to the prior year. The decrease was primarily due to the decline in gross margins at Ben Sherman and Lanier Clothes, as anticipated, and the impact of LIFO accounting. Both Tommy Bahama and Lilly Pulitzer reported modest gross margin increases in the third quarter compared to the prior year.

SG&A for the third quarter of fiscal 2011 was $84.9 million, or 49.8% of net sales, compared to $71.0 million, or 50.8% of net sales, in the third quarter of fiscal 2010. The improvement in SG&A as a percentage of sales was primarily due to operating leverage gained on the higher sales base. The increase in total SG&A was primarily due to expenses associated with the inclusion of the Lilly Pulitzer business and expenses associated with operating additional Tommy Bahama retail stores.

Royalties and other operating income for the third quarter of fiscal 2011 were $3.8 million compared to $4.0 million in the third quarter of fiscal 2010. The slight decrease in royalties and other operating income was primarily due to decreased royalty income in Ben Sherman, partially offset by the inclusion of royalty income from Lilly Pulitzer.

In the third quarter of fiscal 2011, the Company repurchased, in a privately negotiated transaction, $5.0 million in aggregate principal amount of its 11.375% Senior Secured Notes due 2015 for $5.6 million, plus accrued interest. The repurchase of the 11.375% Senior Secured Notes and related non-cash write-off of approximately $0.2 million of unamortized deferred financing costs and discount resulted in a loss of approximately $0.8 million.

Interest expense for the third quarter of fiscal 2011 was $3.7 million compared to $5.1 million in the third quarter of fiscal 2010. The 27% decrease in interest expense was primarily due to the repurchase of a total of $45.0 million in aggregate principal amount of the Company’s 11.375% Senior Secured Notes in the second and third quarters of fiscal 2011.

For the first nine months of fiscal 2011, consolidated net sales grew 25.3% to $559.2 million compared to $446.2 million in the first nine months of fiscal 2010. Consolidated gross margins increased 100 basis points in the first nine months of fiscal 2011 to 55.3%. Adjusted earnings per share from continuing operations for the nine month period of fiscal 2011 increased to $1.80 compared to $0.93 in the same period of the prior year. On a U.S. GAAP basis, diluted earnings per share from continuing operations were $1.34 compared to $0.88 in the first nine months of fiscal 2010.

Balance Sheet and Liquidity

Total inventories on a LIFO accounting basis at the close of the third quarter of fiscal 2011 were $91.0 million, compared to $63.5 million at the close of the third quarter of fiscal 2010. For reference, on a FIFO accounting basis, total inventories increased by 29.5% to $131.4 million from $101.4 million. The increase in inventory levels was

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primarily due to anticipated sales increases in all operating groups, the addition of the Lilly Pulitzer business, new Tommy Bahama stores, and higher product costs. Receivables increased to $66.4 million at quarter end compared to $58.9 million at the end of last year’s third quarter primarily due to the addition of Lilly Pulitzer receivables.

After completion of the repurchase of notes described above, $105.0 million aggregate principal amount of the Company’s 11.375% Senior Secured Notes remain outstanding. As of October 29, 2011, the Company had $1.6 million of borrowings outstanding under its U.S. revolving credit facility.

The Company’s capital expenditures for fiscal 2011, including $22.4 million incurred during the first nine months of fiscal 2011, are expected to be in a range of $30 million to $33 million. These expenditures consist primarily of additional retail stores, retail store remodeling, information technology investments and distribution center enhancements.

Fiscal 2011 Outlook

For the fiscal year 2011 ending on January 28, 2012, the Company now expects adjusted earnings from continuing operations per diluted share in a range of $2.30 to $2.35 and net sales of $745 million to $755 million. This compares to the Company’s prior guidance of $2.20 to $2.30 of adjusted earnings from continuing operations per diluted share and net sales of $735 million to $750 million.

For the fourth quarter, the Company anticipates net sales in a range from $185 million to $195 million and adjusted earnings from continuing operations per diluted share of $0.50 to $0.55.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.13 per share payable on January 27, 2012 to shareholders of record as of the close of business on January 13, 2012. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through December 20, 2011. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 6182141. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

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About Oxford:

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, access to capital and/or credit markets, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 29, 2011 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010	First Nine Months Fiscal 2011	First Nine Months Fiscal 2010
Net sales	$170,280	$139,627	$559,234	$446,233
Cost of goods sold	81,540	65,942	249,897	203,823
Gross profit	88,740	73,685	309,337	242,410
SG&A	84,862	70,995	264,050	220,328
Amortization of intangible assets	299	241	897	719
Change in fair value of contingent consideration	600	—	1,800	—
	85,761	71,236	266,747	221,047
Royalties and other operating income	3,837	3,982	12,650	11,218
Operating income	6,816	6,431	55,240	32,581
Interest expense, net	3,705	5,095	12,777	15,115
Loss on repurchase of senior secured notes	769	—	9,017	—
Earnings from continuing operations before income taxes	2,342	1,336	33,446	17,466
Income taxes	731	17	11,255	2,944
Earnings from continuing operations	1,611	1,319	22,191	14,522

Earnings from discontinued operations, net of taxes	13	4,231	137	10,744
Net earnings	$1,624	$5,550	$22,328	$25,266
Earnings from continuing operations per common share:
Basic	$0.10	$0.08	$1.34	$0.88
Diluted	$0.10	$0.08	$1.34	$0.88
Earnings from discontinued operations, net of taxes per common share:
Basic	$0.00	$0.26	$0.01	$0.65
Diluted	$0.00	$0.26	$0.01	$0.65
Net earnings per common share:
Basic	$0.10	$0.34	$1.35	$1.53
Diluted	$0.10	$0.33	$1.35	$1.53
Weighted average common shares outstanding:
Basic	16,502	16,564	16,510	16,532
Dilution	15	12	17	13
Diluted	16,517	16,576	16,527	16,545
Dividends declared per common share	$0.13	$0.11	$0.39	$0.33

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$4,962	$44,094	$4,376
Receivables, net	66,372	50,177	58,900
Inventories, net	91,003	85,338	63,484
Prepaid expenses, net	17,425	12,554	14,663
Deferred tax assets	17,596	19,005	15,624
Assets related to discontinued operations, net	—	57,745	84,936
Total current assets	197,358	268,913	241,983
Property and equipment, net	91,121	83,895	74,721
Intangible assets, net	166,082	166,680	136,584
Goodwill	16,555	16,866	—
Other non-current assets, net	18,385	22,117	21,181
Total Assets	$489,501	$558,471	$474,469
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$78,209	$83,211	$63,308
Accrued compensation	21,748	23,095	19,000
Short-term debt and current maturities of long-term debt	3,279	—	20,924
Liabilities related to discontinued operations	—	40,785	21,542
Total current liabilities	103,236	147,091	124,774
Long-term debt, less current maturities	103,290	147,065	146,900
Other non-current liabilities	53,873	55,441	47,351
Non-current deferred income taxes	30,738	28,846	27,753
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,499	16,511	16,570
Additional paid-in capital	98,434	96,597	95,660
Retained earnings	106,645	90,739	39,165
Accumulated other comprehensive loss	(23,214)	(23,819)	(23,704)
Total shareholders’ equity	198,364	180,028	127,691
Total Liabilities and Shareholders’ Equity	$489,501	$558,471	$474,469

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Nine Months Fiscal 2011	First Nine Months Fiscal 2010
Cash Flows From Operating Activities:
Earnings from continuing operations	$22,191	$14,522
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	15,264	13,005
Amortization of intangible assets	897	719
Change in fair value of contingent consideration	1,800	—
Amortization of deferred financing costs and bond discount	1,286	1,464
Loss on repurchase of senior secured notes	9,017	—
Stock compensation expense	1,635	3,563
Loss on sale of property and equipment	24	10
Deferred income taxes	3,223	(2,337)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(16,080)	(14,258)
Inventories	(5,511)	(5,549)
Prepaid expenses	(4,717)	(4,154)
Current liabilities	(8,690)	4,535
Other non-current assets	2,536	(644)
Other non-current liabilities	(3,441)	(2,119)
Net cash provided by operating activities	19,434	8,757
Cash Flows From Investing Activities:
Purchases of property and equipment	(22,448)	(9,435)
Other	(398)	78
Net cash used in investing activities	(22,846)	(9,357)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(60,579)	(64,514)
Proceeds from revolving credit arrangements	63,865	85,415
Repurchase of senior secured notes	(52,175)	—
Repayment of company owned life insurance policy loans	—	(4,125)
Proceeds from issuance of common stock	2,017	362
Dividends on common stock	(6,425)	(5,460)
Net cash (used in) provided by financing activities	(53,297)	11,678
Cash Flows from Discontinued Operations:
Net operating cash flows provided by (used in) discontinued operations	13,735	(14,939)
Net investing cash flows provided by (used in) discontinued operations	3,744	(33)
Net cash provided by (used in) discontinued operations	17,479	(14,972)
Net change in cash and cash equivalents	(39,230)	(3,894)
Effect of foreign currency translation on cash and cash equivalents	98	(18)
Cash and cash equivalents at the beginning of year	44,094	8,288
Cash and cash equivalents at the end of the period	$4,962	$4,376

Supplemental disclosure of cash flow information:
Cash paid for interest, net, including interest paid for discontinued operations	$8,890	$9,658
Cash paid for income taxes, including income taxes paid for discontinued operations	$40,065	$19,071

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010	First Nine Months Fiscal 2011	First Nine Months Fiscal 2010
Net Sales
Tommy Bahama	$92,500	$81,131	$324,546	$289,585
Lilly Pulitzer	16,668	—	71,364	—
Ben Sherman	25,191	25,528	65,505	66,028
Lanier Clothes	33,080	30,820	88,995	83,984
Corporate and Other	2,841	2,148	8,824	6,636
Total	$170,280	$139,627	$559,234	$446,233
Operating Income
Tommy Bahama	$4,624	$3,440	$45,381	$35,473
Lilly Pulitzer	(363)	—	12,264	—
Ben Sherman	301	1,684	(2,281)	1,608
Lanier Clothes	4,331	5,345	11,319	12,513
Corporate and Other	(2,077)	(4,038)	(11,443)	(17,013)
Total Operating Income	$6,816	$6,431	$55,240	$32,581

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION,

AS ADJUSTED

Set forth below is our reconciliation of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010	First Nine Months Fiscal 2011	First Nine Months Fiscal 2010
	(in thousands, except per share amounts)
As reported
Net sales	$170,280	$139,627	$559,234	$446,233
Gross profit	$88,740	$73,685	$309,337	$242,410
Gross margin (1)	52.1%	52.8%	55.3%	54.3%
Operating income	$6,816	$6,431	$55,240	$32,581
Operating margin (2)	4.0%	4.6%	9.9%	7.3%
Earnings from continuing operations before income taxes	$2,342	$1,336	$33,446	$17,466
Earnings from continuing operations	$1,611	$1,319	$22,191	$14,522
Diluted earnings from continuing operations per common share	$0.10	$0.08	$1.34	$0.88
Weighted average common shares outstanding — diluted	16,517	16,576	16,527	16,545
Increase/(decrease) in earnings from continuing operations
LIFO accounting impact on gross profit (3)	$220	$(265)	$6	$1,362
Purchase accounting charges:
Inventory write-up cost impacting gross profit (4)	$—	$—	$996	$—
Change in fair value of contingent consideration impacting operating income (5)	$600	$—	$1,800	$—
Loss on repurchase of senior secured notes (6)	$769	$—	$9,017	$—
Impact of income taxes (7)	$(580)	$85	$(4,266)	$(435)
Adjustment to earnings from continuing operations	$1,009	$(180)	$7,553	$927
As adjusted
Gross profit	$88,960	$73,420	$310,339	$243,772
Gross margin (1)	52.2%	52.6%	55.5%	54.6%
Operating income	$7,636	$6,166	$58,042	$33,943
Operating margin (2)	4.5%	4.4%	10.4%	7.6%
Earnings from continuing operations before income taxes	$3,931	$1,071	$45,265	$18,828
Earnings from continuing operations	$2,620	$1,139	$29,744	$15,449
Diluted earnings from continuing operations per common share	$0.16	$0.07	$1.80	$0.93

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NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED

(1)          Gross margin is calculated as gross profit, as a percentage of net sales.

(2)          Operating margin is calculated as operating income, as a percentage of net sales.

(3)          LIFO accounting reflects the net impact on cost of goods sold in Corporate and Other resulting from LIFO accounting in each period.

(4)          Inventory write-up cost included in cost of goods sold includes the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of Lilly Pulitzer, which is recognized in our statement of operations as the acquired inventory is sold. No additional amounts related to the inventory write-up are expected to be incurred in periods subsequent to the first quarter of fiscal 2011 as the entire amount recognized at acquisition was expensed during the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011. These charges were reflected in the Lilly Pulitzer operating group results of operations.

(5)          Change in fair value of contingent consideration reflects the statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of Lilly Pulitzer. Pursuant to the purchase method of accounting, the fair value of contingent consideration, if any, is reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value in the consolidated balance sheet. Changes in the estimated fair value of the contingent consideration, if any, is recognized in the statement of operations. The fair value is based on assumptions regarding the probability of the payment of the $20 million of contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. Change in fair value of contingent consideration is recorded with the passage of time as the payment date of the contingent consideration approaches. Additionally, change in the fair value of contingent consideration will be recognized periodically as an increase or decrease in the expense upon the periodic assessment of fair value.

(6)          Loss on repurchase of senior secured notes reflects the loss attributable to the repurchase of a portion of our 11.375% Senior Secured Notes.

(7)          Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments.

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RECONCILIATION OF OPERATING INCOME (LOSS), IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

Set forth below are our reconciliations, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Third Quarter of Fiscal 2011
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments (1)	Purchase accounting adjustments (2)	Operating income (loss), as adjusted
Tommy Bahama	$4,624	$—	$—	$4,624
Lilly Pulitzer	(363)	—	600	237
Ben Sherman	301	—	—	301
Lanier Clothes	4,331	—	—	4,331
Corporate and Other	(2,077)	220	—	(1,857)
Total	$6,816	$220	$600	$7,636

	Third Quarter of Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments (1)	Operating income (loss), as adjusted
Tommy Bahama	$3,440	$—	$3,440
Lilly Pulitzer	—	—	—
Ben Sherman	1,684	—	1,684
Lanier Clothes	5,345	—	5,345
Corporate and Other	(4,038)	(265)	(4,303)
Total	$6,431	$(265)	$6,166

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	First Nine Months of Fiscal 2011
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments (1)	Purchase accounting adjustments (2)	Operating income (loss), as adjusted
Tommy Bahama	$45,381	$—	$—	$45,381
Lilly Pulitzer	12,264	—	2,796	15,060
Ben Sherman	(2,281)	—	—	(2,281)
Lanier Clothes	11,319	—	—	11,319
Corporate and Other	(11,443)	6	—	(11,437)
Total	$55,240	$6	$2,796	$58,042

	First Nine Months of Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments (1)	Operating income (loss), as adjusted
Tommy Bahama	$35,473	$—	$35,473
Lilly Pulitzer	—	—	—
Ben Sherman	1,608	—	1,608
Lanier Clothes	12,513	—	12,513
Corporate and Other	(17,013)	1,362	(15,651)
Total	$32,581	$1,362	$33,943

(1)	LIFO accounting adjustments reflect the impact of all LIFO accounting adjustments recorded during the period.
(2)

Purchase accounting adjustments consist of the cost of goods sold charge related to the write-up of inventory and the change in fair value of contingent consideration, both of which are included in Lilly Pulitzer. Both of these charges resulted from the application of the purchase method of accounting to the Lilly Pulitzer acquisition on December 21, 2010.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER SHARE, AS ADJUSTED

Set forth below is our reconciliation of reported earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with U.S. GAAP to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010	First Nine Months Fiscal 2011	First Nine Months Fiscal 2010
	Actual	Guidance(1)	Actual	Actual	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.10	$0.08 - $0.13	$0.08	$1.34	$0.88
Impact of purchase accounting (2)	$0.02	$0.02	—	$0.11	—
LIFO accounting adjustments (3)	$0.01	—	$(0.01)	—	$0.06
Loss on repurchase of senior secured notes (4)	$0.03	—	—	$0.35	—
As adjusted	$0.16	$0.10 - $0.15	$0.07	$1.80	$0.93

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
	Guidance (5)	Actual	Guidance (5)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.48 - $0.53	$0.10	$1.82 - $1.87	$0.98
Impact of purchase accounting (2)	$0.02	$0.08	$0.13	$0.08
LIFO accounting adjustments (3)	—	$0.10	—	$0.16
Loss on repurchase of senior secured notes (4)	—	—	$0.35	—
Restructuring and other charges (6)	—	$0.13	—	$0.13
Change in estimate related to environmental reserve (7)	—	$(0.09)	—	$(0.09)
As adjusted	$0.50 - $0.55	$0.32	$2.30 - $2.35	$1.26

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NOTES TO RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER SHARE, AS ADJUSTED

(1)	Third quarter fiscal 2011 guidance as issued on August 31, 2011.
(2)

Impact of purchase accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to purchase accounting during each respective period. The purchase accounting adjustments reflect (a) a $0.6 million charge in each quarter of fiscal 2011 and $0.2 million in the fourth quarter of fiscal 2010, each related to the change in the fair value of contingent consideration, (b) additional cost of goods sold related to the purchase accounting write-up of acquired inventory of $1.0 million in the first quarter of fiscal 2011 and $0.8 million in the fourth quarter of fiscal 2010 and (c) $0.8 million of acquisition costs in the fourth quarter of fiscal 2010. The amounts ultimately recognized in the fourth quarter of fiscal 2011 related to the change in fair value of contingent consideration may be materially different than these estimates depending upon our periodic assessment of the fair value of the contingent consideration.

(3)

LIFO accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share related to LIFO accounting adjustments recorded during the historical periods. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(4)	The loss reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to the repurchase of a portion of our 11.375% Senior Secured Notes.
(5)	Fourth quarter fiscal 2011 and full year fiscal 2011 guidance as issued on December 6, 2011.
(6)

Restructuring and other charges reflects the impact, net of income taxes, on earnings from continuing operations per diluted share primarily related to Ben Sherman’s termination of certain retail store leases totaling $2.8 million and impairment of certain assets of $0.4 million, each in fiscal 2010.

(7)

Change in estimate related to environmental reserve reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to a reduction in estimated costs to remediate a property with an existing environmental reserve liability.

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